Exhibit 99.1

FINAL:  For Release

NEW YORK & COMPANY, INC. ANNOUNCES A RESTRUCTURING AND COST
REDUCTION PROGRAM AIMED AT ENHANCING PROFITABILITY

Reports November and December Sales Results and

Updates Fourth Quarter and Full Fiscal Year 2008 Outlook

New York, New York – January 8, 2009 – New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 600 retail stores, today announced the launch of a multi-year restructuring and cost reduction program that is expected to generate approximately $175 million in pre-tax savings over the next five years, of which approximately $30 million is expected to be realized in fiscal year 2009.  This program is designed to streamline the Company’s organization by reducing costs and eliminating underperforming assets while enhancing efficiency and profitability.  In addition, the Company reported comparable store sales for the first two months of the fourth quarter of fiscal year 2008 and updated its earnings outlook for the fourth quarter and full fiscal year 2008.

Restructuring and Cost Reduction Program

In response to the ongoing deterioration of the macroeconomic environment and the resulting impact on consumer spending in the retail sector, the Company initiated a comprehensive review of its business and today announced the launch of a multi-year restructuring and cost reduction program designed to improve profitability and enhance shareholder value.

The key components of the restructuring and cost reduction program include:

•	Strategic staff downsizing resulting in a permanent reduction of 12% of the Company’s field management and approximately a 10% reduction of corporate office professionals;
•	The optimization of the Company’s store portfolio, including the closure of 40 to 50 underperforming stores over a five year period;
•	A broad based cost reduction effort across all aspects of its business; and
•	Significant reductions in capital expenditure plans as compared to fiscal year 2008.

Restructuring and Cost Reduction Program Details

Strategic Staff Downsizing

The strategic staff reductions involve a streamlining of the Company’s field management organization which will result in a permanent net reduction of approximately 260 management level positions.  In addition, the Company has eliminated approximately 50 corporate office positions, consisting of salaried managers and support professionals.  The Company expects to incur a pre-tax charge of approximately $3 million during the fourth quarter of fiscal year 2008 in connection with these reductions.  These reductions are expected to result in pre-tax savings of approximately $12 million per year beginning in fiscal year 2009.

Optimization of Store Portfolio

The store optimization component of the restructuring involves the closure of approximately 40 to 50 underperforming stores and the related non-cash impairment of store assets in underperforming or closing stores.  The Company conducted a review of the performance of each of its stores in order to identify stores that do not demonstrate the potential to deliver an acceptable long-term return on investment.  The Company plans to close stores that do not meet this return on investment criteria in a staged approach over the next five years upon the termination of the respective leases or upon the exercise of kickout provisions, and as a result, the Company does not presently anticipate that it will incur significant lease exit costs associated with these decisions.  The Company expects to record a non-cash charge of approximately $22 million related to asset impairments for underperforming stores in the fourth quarter of fiscal year 2008.  In fiscal year 2008 these stores are estimated to achieve $60 to $70 million in sales and are expected to generate negative four-wall profit contribution.  The Company currently expects to close 10 to 15 of these underperforming stores in fiscal year 2009, with the remainder of the planned store closures occurring over fiscal years 2010 to 2013.  The Company currently estimates that these efforts will result in annualized pre-tax savings of $4 to $6 million beginning in fiscal year 2009.

Broad Based Cost Reductions

The Company has initiated a corporate-wide program to identify and implement strategic and structural cost improvements across all aspects of the Company’s business including store operations, sourcing, real estate, marketing, and general home office operations.  These efforts include the optimization of external resources, reduction of discretionary spending, consolidation of certain purchasing activities to leverage scale, and the renegotiation of existing agreements to achieve cost reductions.  The Company currently estimates that these efforts will result in annualized pre-tax savings of approximately $14 to $17 million per year beginning in fiscal year 2009.

Capital Expenditures

The Company plans to limit new store openings over the next year and as a result, expects capital expenditures to approximate $15 million, which is down by $35 million from its expected fiscal year 2008 capital expenditures.

Summary

In total, the strategic restructuring and cost reduction program is anticipated to result in pre-tax restructuring charges of approximately $25 million during the fourth quarter of fiscal year 2008, which includes approximately $22 million in non-cash charges associated with the impairment of store assets and $3 million in cash charges related primarily to severance and various other costs necessary to implement the restructuring and cost reduction program.  The Company does not currently expect to record additional restructuring charges for these matters in fiscal year 2009.  The Company expects to achieve pre-tax savings of approximately $175 million over the next five years, of which approximately $30 million is expected to be realized in fiscal year 2009.

Richard P. Crystal, New York & Company’s Chairman and CEO, stated:  “These are unprecedented times in the retail industry and across many other industries and geographic regions.  The exceptionally challenging economic environment has resulted in an extremely difficult year for many companies and New York & Company is not exempt from these difficulties.  These times require financial discipline, and our Company’s leadership team has given a great deal of thought as to how we can reduce existing expenses, enhance efficiencies, and focus on our strategic plans for the future.  After completing a comprehensive review of our entire business, we have proactively begun a restructuring and cost reduction program to preserve profitability and maximize cash flow in the near term with our streamlining and efficiency enhancing initiatives positioning us with an improved platform for growth, as the economy stabilizes and eventually improves.  While it is always a difficult decision to reduce headcount, we believe our new organizational structure will allow us to optimize our field staff while maintaining our customer service levels.  We believe that this restructuring demonstrates our commitment to increasing long-term shareholder value.”

Comparable Store Sales

In the fourth quarter-to-date period (November and December 2008), comparable store sales declined by 10.1%. As a result, the Company now expects fourth quarter 2008 comparable store sales to decline by approximately 10.0%, and expects full fiscal year 2008 comparable store sales to be in the high negative single-digit range.

Outlook

As previously disclosed, the company provided guidance for the fourth quarter of fiscal year 2008, ranging from a high end of a loss of $0.05 per diluted share to a low end of a loss of $0.20 per diluted share.  Based on quarter-to-date results, the Company currently expects the diluted loss per share for the fourth quarter and full fiscal year 2008 to be at the low end of its previously issued guidance range.  This guidance excludes the charges expected to be incurred during the fourth quarter of fiscal year 2008 in connection with the Company’s announced restructuring and cost reduction program and also excludes an anticipated pre-tax one-time charge of approximately $1.5 million to settle two separate class action lawsuits pending in the State of California.  The net impact of these one-time charges on loss per diluted share for both the fourth quarter and full fiscal year of 2008 is expected to be approximately $0.26 per diluted share.

The Company expects to end the quarter with a strong balance sheet including approximately $50 million in cash, $75 million of working capital and $70 million of availability under its revolving credit facility.  On a percentage basis, in-store inventory at cost per average store at January 31, 2009 is expected to decline in the mid single-digit range as compared to the prior year end, and the Company does not expect to have any outstanding borrowings under its revolving credit facility.

The Company plans to report results for the fourth quarter of fiscal year 2008 on March 19, 2009.

Investor/Media Contact:

Integrated Corporate Relations

(203) 682-8200

Investor: Allison Malkin

Media: Kellie Baldyga

Forward Looking Statements: This press release contains certain forward looking statements.  Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “may,” “plan,” “project,” “predict”, and similar expressions and include references to assumptions that we believe are reasonable and relate to our future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to: (i) the impact of general economic conditions and their effect on consumer confidence and spending patterns, which have recently deteriorated significantly and may continue to do so for the foreseeable future; (ii) our ability to successfully integrate our restructuring and cost reduction program; (iii) the deteriorating economic conditions could negatively impact the Company’s merchandise vendors and their ability to deliver products; (iv) our ability to open and operate stores successfully; (v) seasonal fluctuations in our business; (vi) our ability to anticipate and respond to fashion trends; (vii) general economic conditions, consumer confidence and spending patterns; (viii) our dependence on mall traffic for our sales; (ix) competition in our market, including promotional and pricing competition; (x) our ability to retain, recruit and train key personnel; (xi) our reliance on third parties to manage some aspects of our business; (xii) our reliance on foreign sources of production; (xiii) our ability to protect our trademarks and other intellectual property rights; (xiv) our ability to maintain, and our reliance on, our information technology infrastructure; (xv) the effects of government regulation; (xvi) the control of the company by our sponsors and any potential change of ownership of those sponsors; and (xvii) other risks and uncertainties as described in our documents filed with the SEC, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to revise the forward looking statements included in this press release to reflect any future events or circumstances.

About New York & Company, Inc.

New York & Company, Inc., founded in 1918, is a leading specialty retailer of fashion-oriented, moderately-priced women’s apparel. The Company’s proprietary branded New York & Company ™ merchandise is sold exclusively through its national network of retail stores and E-commerce store at www.nyandcompany.com. The Company currently operates 600 stores in 44 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.